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Exhibit 3.4 - Amended Bylaws


                             STONEHAVEN REALTY TRUST

               AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS

                            (effective March 4, 2003)

The following Article XV is added to the Amended and Restated Bylaws of the
Trust:

                                   "ARTICLE XV
                             SECTION 3-702 EXEMPTION

        The acquisition of shares of the Trust's capital stock (whether common or preferred) or the acquisition of any other securities convertible into shares of the Trust's capital stock as contemplated by the Contribution Agreement by and among the Trust, Paragon Real Estate Development, LLC, Hampton Court Associates, L.P. and James C. Mastandrea and by all other agreements and transactions contemplated by the Contribution Agreement, including, but not limited to the Restricted Share Agreements of James C. Mastandrea and John Dee, the Additional Contribution Agreement and the Modification Agreement, shall specifically be exempt from the provisions of Section 3-702 of Maryland law."